Exhibit 99.1

Amicus Therapeutics Announces Change to Board of Directors

Cranbury, NJ, February 18, 2009 – Amicus Therapeutics (Nasdaq: FOLD) announced today that Stephen Bloch, M.D., General Partner with Canaan Equity Partners, has resigned from the Company’s Board of Directors effective February 17, 2009. Dr. Bloch served as a member of Amicus’ board since 2004.

About Amicus Therapeutics
Amicus Therapeutics is a biopharmaceutical company developing novel, oral therapeutics known as pharmacological chaperones for the treatment of a range of human genetic diseases. Pharmacological chaperone technology involves the use of small molecules that selectively bind to and stabilize proteins in cells, leading to improved protein folding and trafficking, and increased activity. Amicus is initially targeting lysosomal storage disorders, which are severe, chronic genetic diseases with unmet medical needs. Amicus has completed Phase 2 clinical trials of Amigal for the treatment of Fabry disease and is conducting Phase 2 clinical trials of Plicera for the treatment of Gaucher disease and AT2220 for the treatment of Pompe disease.

CONTACTS:
Investors:
Jenene Thomas
Amicus Therapeutics
609-662-5084

Media:
Amy Speak
Porter Novelli Life Sciences
(617) 897-8262

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